Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

COACTIVE MARKETING GROUP, INC.

Under Section 242 of the Delaware General
Corporation Law

          Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the President and Chief Executive Officer of CoActive Marketing Group, Inc., does hereby certify that:

          FIRST: The name of the corporation is CoActive Marketing Group, Inc. (hereinafter referred to as the “Corporation”).

          SECOND: The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation, so that Article FIRST of the Certificate of Incorporation of the Corporation is amended to read as follows:

“FIRST: The name of the corporation is ‘mktg, inc.’”

          THIRD: This amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and by a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation this 18th day of September, 2008.

By:	/s/ Charles F. Tarzian

Charles F. Tarzian,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

INMARK ENTERPRISES, INC.

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Under Section 242 of the Delaware General

Corporation Law

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          Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the President, Chief Executive Officer and Chairman of the Board of Inmark Enterprises, Inc., does hereby certify that:

          FIRST: The name of the corporation is Inmark Enterprises, Inc. (hereinafter referred to as the “Corporation”).

          SECOND: The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from Inmark Enterprises, Inc. to CoActive Marketing Group, Inc., so that Article FIRST of the Certificate of Incorporation of the Corporation is amended to read as follows:

“FIRST: The name of the corporation is CoActive Marketing Group, Inc.”

          THIRD: This amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and by a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation this 15th day of September, 1999.

/s/ JOHN P. BENFIELD

John P. Benfield, President, Chief Executive Officer and Chairman of the Board of Inmark Enterprises, Inc.

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION
of
HEALTH IMAGE MEDIA, INC.

          (Pursuant to Section 242 of the Delaware General Corporation Law)

          HEALTH IMAGE MEDIA, INC. , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of HEALTH IMAGE MEDIA, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation declaring said amendment to be advisable and directing that said proposed amendment be considered by the stockholders of said corporation at the next annual meeting. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “ONE (1)” so that, as amended, said Article shall be and read as follows:

          “The name of the Corporation is INMARK ENTERPRISES, INC.”

          SECOND: That, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, said HEALTH IMAGE MEDIA, INC. has caused this Certificate to be signed by JOHN P. BENFIELD, the President, and COURTLANDT G. MILLER, its Secretary, this 29th day of September, 1995.

By:	/s/ John P. Benfield

John P. Benfield, President

By:	/s/ Courtlandt G. Miller

Courtlandt G. Miller, Secretary

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION

          HEALTH IMAGE MEDIA, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the Board of Directors and the stockholders of the Corporation entitled to vote thereon, by a Joint Action by Consent in Writing, adopted the following resolution amending the Corporation’s Certificate of Incorporation, and further certifies that said resolution was duly adopted in accordance with the provisions of Section 141, 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given to stockholders who have not consented in writing, as provided in Section 228 of the General Corporation Law of the State of Delaware:

RESOLVED, that Section FOURTH of the Certificate of Incorporation of the Corporation, be and it is hereby amended by the addition of the following to Article Fourth:

FOURTH:

On the effective date of the Certificate of Amendment to the Certificate of Incorporation of the Corporation containing the provisions herein set forth (the “Effective Date”), each share of Common Stock, par value $.001 per share (“Common Stock”), outstanding prior to the Effective Date, each share of Class A Convertible Preferred Stock, par value $.001 per share (“Class A Preferred Stock”), outstanding prior to the Effective Date and each share of Class B Convertible Preferred Stock, par value $.001 per share (“Class B Preferred Stock”), outstanding prior to the Effective Date is hereby reclassified as and converted into, without any further act by any person, fifty-five one-hundredths (.55) of a share of Common Stock, Class A Preferred Stock and Class B Preferred Stock, respectively. From and after the Effective Date, and until exchanged for certificates representing Common Stock, Class A Preferred Stock and Class B Preferred Stock issued and delivered after the Effective Date, certificates representing each share of Common Stock, Class A Preferred Stock and Class B Preferred Stock prior to the Effective Date shall be deemed to represent a number of shares equal to the product of (x) .55 times (y) the number of shares represented thereby. Any fractions of shares resulting form this reclassification and conversion shall not be issued, but instead those who would be entitled to receive a fraction of a share shall receive, in lieu thereof, cash in an amount equal to the product of such fraction times six dollars ($6.00).

          IN WITNESS WHEREOF, HEALTH IMAGE MEDIA, INC. has caused this Certificate of Amendment to be signed by its President and attested to by its Assistant Secretary this 2nd of July, 1992.

HEALTH IMAGE MEDIA, INC.

		By:	/s/ KARAMJEET S. PAUL

Attest:

By:	/s/ LAURENCE WEILHEIMER

CERTIFICATE OF INCORPORATION
of
HEALTH IMAGE MEDIA, INC.

          FIRST:                  The name of the corporation is HEALTH IMAGE MEDIA, INC. (the “Corporation”).

          SECOND:             The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

          THIRD:                 The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

FOURTH:

A.     The total number of shares that this Corporation shall have authority to issue is Thirty Million (30,000,000) shares, of which Twenty-Five Million (25,000,000) shares shall be designated as Common Stock with a par value of $.001 per share, and of which Five Million (5,000,000) shares shall be Preferred Stock.

The Board of Directors may issue, in one or more classes or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors by resolution.

B.     Of the Five Million (5,000,000) shares of Preferred Stock authorized by this Corporation, Six Hundred and Fifty Thousand (650,000) shares shall be designated as Class A Convertible Preferred Stock with a par value of $.001 per share (“Class A Preferred Stock”) and Seven Hundred Thousand (700,000) shares shall be designated as Class B Convertible Preferred Stock with a par value of $.001 per share (“Class B Preferred Stock”), which shall have such rights, preferences and characteristics in relation to the Common Stock as set forth below:

(1)     Voting Rights. The holders of Common Stock shall be entitled to one vote per share of Common Stock on all matters on which shareholders are entitled to vote thereon. Except as expressly provided by law, the holders of Class B Preferred Stock shall have full voting rights and powers; they shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, voting together with the holders of Common Stock as one class, and they shall be entitled to one vote for each share of Common Stock into which each share of Class B Preferred Stock may be converted in accordance with subsection 4 herein. Except as expressly provided by law, the holders of Class A Preferred Stock shall have no voting rights and powers.

(2)     Dividends. The holder of Common Stock, the holders of Class A Preferred Stock and the holders of Class B Preferred Stock shall be entitled to receive, when and as declared in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine out of such funds that are legally available therefor; provided, that no cash dividends shall be declared or paid on one class of capital stock unless parallel action shall be taken simultaneously therewith with respect to the other classes of capital stock.

(3)     Preemptive Rights; No Cumulative Voting. Stockholders shall not have preemptive rights to purchase additional shares of capital stock and shall not have the right to vote cumulatively in the election of directors.

(4) Conversion Rights of Class A Preferred Stock and Class B Preferred Stock.

(a) Conversion at the Option of the Holder.

(i)     Conversion Rate. Each share of Class A Preferred Stock shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Common Stock, subject to adjustment as described below. Each share of Class B Preferred Stock shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Common Stock, subject to adjustment as described below. The number of shares of Common Stock into which the Class A Preferred Stock and Class B Preferred Stock may be converted shall be the “Conversion Rate.” Conversion of the Class A Preferred Stock or Class B Preferred Stock at the option of the holder thereof shall be the “Optional Conversion.”

(ii)     Adjustment to Conversion Rate for Certain Changes in the Company’s Capitalization. If there shall be issued additional shares of Common Stock solely by reason of stock dividends, stock splits, combinations or exchanges of shares, the Board of Directors of this Corporation shall adjust the Conversion Rate to reflect such issuance of shares of Common Stock such that immediately after any of the foregoing events, the Class A Preferred Stock and the Class B Preferred Stock shall be convertible into the same proportion of issued and outstanding shares of Common Stock into which the Class A Preferred Stock and the Class B Preferred Stock would have been convertible prior to such event; provided, however, that in no event shall fractional shares of Common Stock be issuable in respect of any conversion.

(b)      Mandatory Conversion. The Corporation shall have the right, at its option, to cause the conversion (the “Mandatory Conversion”) of all, but not less than all of the shares of Class A Preferred Stock and Class B Preferred Stock then issued and outstanding into fully paid and non-assessable shares of Common Stock (other than fractional shares) at the Conversion Rate then in effect upon the occurrence of the Corporation’s public offering or private offering of equity securities of the Corporation which yields to the Corporation not less than Five Million Dollars ($5,000,000) in net proceeds (other than an offering related to the offer and sale of securities of the Corporation to employees of, or other persons providing services to, the Corporation pursuant to an employee benefit plan, stock option plan, stock purchase plan, or otherwise).

(c)     Mergers, Consolidations, Etc. In the event the Corporation shall merge, consolidate or take any other similar action in which the Common Stock shall be exchanged for securities or assets, whether of the Corporation or of another entity, the Class A Preferred Stock and the Class B Preferred Stock shall be convertible into such other securities or assets as if the Class A Preferred Stock and the Class B Preferred Stock had been converted into Common Stock immediately prior to such merger, consolidation or such other similar action.

(d) Mechanics of Conversion.

(i)     Mandatory Conversion. If the Corporation exercises its Mandatory Conversion right pursuant to subsection 4(b), all holders of record of shares of Class A Preferred Stock and all holders or record of shares of Class B Preferred Stock shall be given ten (10) days prior written notice of the date on which the Corporation shall exercise its Mandatory Conversion right (the “Mandatory Conversion Date”). Such notice also shall specify the place designated for exchanging shares of Class A Preferred Stock and Class B Preferred Stock for shares of Common Stock. On or before the Mandatory Conversion Date, each holder of Class A Preferred Stock and each holder of Class B Preferred Stock shall surrender his certificate or certificates for all such shares to the Corporation or the transfer agent at the place designated in such notice, and thereafter shall receive certificates for the number of shares of Common Stock to which such holder is entitled at the Conversion Date, all certificates representing shares of Class A Preferred Stock and shares of Class B Preferred Stock shall be deemed canceled by the Corporation, and any holder of Class A Preferred Stock or Class B Preferred Stock who fails to deliver his certificate or certificates for Mandatory Conversion shall be entitled only to receive shares of Common Stock to which such holder would be entitled had delivery of his certificate or certificates been made on or prior to the Mandatory Conversion Date.

(ii)     Optional Conversion. If a holder of shares of Class A Preferred Stock or Class B Preferred Stock desires to exercise his right of Optional Conversion pursuant to subsection 4(a), such holder shall give written notice to the Corporation of his election to convert a stated number of shares of Class A Preferred Stock and/or Class B Preferred Stock into shares of Common Stock, at the Conversion Rate then in effect, which notice shall be accompanied by the certificate or certificates representing such shares of Class A Preferred Stock and/or Class B Preferred Stock which shall be converted into Common Stock. The notice also shall contain a statement of the name or names in which the certificate or certificates for common stock shall be issued. Promptly after the receipt of the aforesaid notice and certificate or certificates representing the Class A Preferred Stock and/or Class B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the Class A Preferred Stock and/or Class B Preferred Stock surrendered for conversion or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such Class A Preferred Stock and/or Class B Preferred Stock and the certificates representing shares of Class A Preferred Stock an/or Class B Preferred Stock surrendered for conversion shall be canceled by the Corporation. If the number of shares represented by the certificate or certificates surrendered for conversion shall exceed the number of shares to be converted, the Corporation shall issue and deliver to the person entitled thereto a certificate representing the balance of any unconverted shares.

(e)     Reservation of Common Stock The Corporation shall at all times reserve and keep available out its authorized but unissued Common stock, solely for issuance upon conversion of shares of Class A Preferred Stock and Class B Preferred Stock as herein provided, such number of shares of Common Stock as shall be issuable from time to time upon the conversion of all of the shares of Class A Preferred Stock and Class B Preferred Stock at that time issued and outstanding.

(f)     Notices. Any notice required to be given pursuant to this Section 4 shall be deemed to be given if deposited in the United States mail, first-class postage prepaid, and addressed to the holder of record at his address appearing on the books of the Corporation.

(5)     Liquidation Rights. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Class A Preferred Stock shall be entitled to receive, after payment by the Corporation of all sums due creditors, an amount equal to $1.75 per share plus all declared but unpaid dividends before any amount shall be paid to the holders of Class B Preferred Stock or of Common Stock. After such payment has been made, the holders of Class B Preferred Stock shall be entitled to receive $.72 per share before any amounts are paid to the holders of Common Stock or further amounts are paid to holders of Class A Preferred Stock. After such payments shall have been made in full to the holders of Class A Preferred Stock and to the holders of Class B Preferred Stock, the holders of Common Stock, the holders of Class A Preferred Stock and the holders of Class B Preferred Stock shall be entitled to receive the remaining assets and funds of the Corporation in proportion to the number of shares of Common Stock held by holders of Common Stock, and the number of shares of Common Stock held by holders of Class A Preferred Stock and by holders of Class B Preferred Stock assuming the Class A Preferred Stock and Class B Preferred Stock had been converted into Common Stock immediately prior to the liquidation, dissolution or winding up of the Corporation.

FIFTH:	The name and mailing address of the incorporator is as follows:

Name	Address

Hedy Wheleer	12th Floor, Packard Building 15th and Chestnut Streets Philadelphia, PA 19102

SIXTH:	The Corporation is to have perpetual existence.

          SEVENTH:           The By-laws of the Corporation may be altered, amended or repealed by the vote of a majority of all directors or by the vote of holders of a majority of the outstanding stock entitled to vote.

          EIGHTH:               Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

          NINTH:                 The Corporation reserves the right to amend the provisions in this Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

          TENTH:                 If any action is to be taken by stockholders without a meeting, such action must be authorized by unanimous written consent signed by all of the holders of outstanding voting stock.

          ELEVENTH:         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the Corporation.

          TWELFTH:           The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 12 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 11th day of March, 1992.

/S/ HEDY WHEELER

Hedy Wheeler	(SEAL)